Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS
SINO GAS INTERNATIONAL HOLDINGS, INC.

We hereby consent to the use of our audit report dated March 30, 2007 regarding Sino Gas International Holdings, Inc. (the “Company”) for the years ended December 31, 2006 and 2005 in the annual report of the Company on Form 10-KSB dated April 2, 2007.

South San Francisco, California	Samuel H. Wong & Co., LLP
November 26, 2007	Certified Public Accountants